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                                                                     EXHIBIT 5.1


                    [JONES, DAY, REAVIS & POGUE LETTERHEAD]




                                  June 19, 2002

Hastings Entertainment, Inc.
3601 Plains Boulevard
Amarillo, Texas  79102

         Re: Registration on Form S-8 of 500,000 Shares of common stock, par value $.01 per share, of Hastings Entertainment, Inc.

Ladies and Gentlemen:

                  We are acting as counsel to Hastings Entertainment, Inc., a Texas corporation (the "Company"), in connection with the registration pursuant to the Company's Registration Statement on Form S-8 (the "Registration Statement") of the offer and sale by the Company of up to 500,000 shares (the "Shares") of common stock, par value $.01 per share, of the Company under stock option and restricted, unrestricted and other stock grant provisions of the Company's 2002 Incentive Stock Plan (the "Plan").

                  We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion. Based on such examination and subject to the qualifications and limitations hereinafter specified, we are of the opinion that the Shares are duly authorized and, when issued and delivered in accordance with the provisions of the Plan, will be validly issued, fully paid and nonassessable.

                  In rendering this opinion, we have (i) assumed that, when options for Shares are granted under the Plan, payment of the consideration provided for in the Plan will be made in an amount not less than the par value of such Shares, and where stock grants are awarded under the Plan, at the time of issuance and delivery of the Shares, the Company will make appropriate accounting adjustments to reflect the par value of the Shares so issued and delivered in the stated capital line of the Company's balance sheet, reflecting a transfer of the amount of such par value from surplus to stated capital, (ii) assumed the authenticity of all documents represented to us to be originals, the conformity to original documents of all copies of documents submitted to us, the accuracy and completeness of all corporate records made available to us by the Company, the accuracy of the statements contained in the certificates described in the following clause (iii) and the genuineness of all signatures that purport to have been made in a corporate, governmental, fiduciary or other capacity, and that the persons who affixed such signatures had authority to do so, and (iii) relied as to certain factual matters upon certificates of officers of the Company and public officials, and we have not independently checked or verified the accuracy of the statements contained in those certificates. In addition, our examination of matters of law has been limited to the laws of the State of Texas and the federal laws of the United States of America, in each case as in effect on the date of this letter.

                  We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                Very truly yours,

                                /s/ JONES, DAY, REAVIS & POGUE

                                Jones, Day, Reavis & Pogue